Exhibit 99.1

Contacts:	Amedisys, Inc.
	Thomas J. Dolan	Dale E. Redman
	Senior Vice President – Finance	Interim Chief Financial Officer
	(225) 292-2031	(225) 292-2031
	tdolan@amedisys.com	dredman@amedisys.com

AMEDISYS REPORTS RECORD FIRST QUARTER REVENUES AND EARNINGS

COMPANY TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (May 1, 2007) – Amedisys, Inc. (NASDAQ: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the first quarter ended March 31, 2007:

•	Net service revenues were $153.6 million, up 21% compared to $127.2 million reported for the first quarter of 2006.

•	Net income was $13.3 million, or $0.51 per diluted share, compared to $7.3 million, or $0.34 per diluted share, for the first quarter of 2006.

•	Diluted weighted average number of shares outstanding approximated 26.0 million compared to 21.7 million in the first quarter of 2006.

“Once again, we have demonstrated our ability to maintain our position as the nation’s leading market provider in the home health services industry as we again enjoyed record quarterly revenues and record net income,” said William F. Borne, Chief Executive Officer of Amedisys. “Our diluted earnings per share increased 50% from the first quarter of 2006 to the first quarter of 2007. Further, we continued to grow our operations through the opening of 13 new agencies and the acquisition of three agencies during the first quarter of 2007. With a strong balance sheet and positive results of operations, we are well positioned to continue to take advantage of future potential acquisitions that meet our corporate strategy and to initiate operations in markets that we feel have the most potential to add additional returns for the Company and our stockholders.”

The following table provides some key financial and statistical information related to the first quarter ended March 31, 2007 as compared to the first quarter ended March 31, 2006:

	For the three-month periods ended March 31,
	2007	2006
General
Number of home health agencies	273	229
Number of hospice agencies	17	12
Days revenue outstanding (1)	46.3	55.0
Net cash provided by (used in) operating activities (2)	$35,041	$(6,499)
Net increase (decrease) in cash and cash equivalents	$23,262	$(7,755)
Internal growth rate (3)	15%	19%
Total visits (4)	972,175	812,544
Home Health
Medicare admissions (5)	29,300	25,827
Completed episodes (6)	47,942	39,412
Revenue per episode (7)	$2,644	$2,649
Medicare visits per episode (8)	16.3	16.9

(1)	Due to the Company’s significant acquisitions and its internal growth, the calculation for days revenue outstanding is derived by dividing the ending gross accounts receivable, net of contractual allowances, at March 31, 2007 and March 31, 2006 by the average daily net patient revenues for the three-month periods ended March 31, 2007 and March 31, 2006, respectively.

(2)	Cash flow from operations increased $41.5 million due primarily to a $38.5 million increase in our working capital and a $6.0 million increase in net income. The working capital increase was primarily the result of a $18.6 million decrease in payments made for our outstanding accounts payable, a $6.5 million increase in accrued expenses and a $5.9 million increase in the collections of our outstanding patient accounts receivable. Payments made for outstanding accounts payable decreased significantly from 2006, due primarily to a $18.8 million payment made from 2005 Hurricane Katrina related payroll tax deferrals paid in 2006.

(3)	Internal growth rate is calculated as the percentage increase in total episodic-based admissions of base and start-up agencies in the current period, as compared to admissions of total episodic-based admissions from the prior period. Episodic-based admissions are defined as admissions of payors that reimburse on an episodic-basis, which include Medicare and other insurance carriers, including HMO Advantage programs.

(4)	Total visits are the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visit all eligible patients in their residence.

(5)	Medicare admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payment for services by Medicare is anticipated.

(6)	Completed episodes are the number of Medicare patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed.

(7)	Revenue per episode is the average revenue earned for each completed episode of care.

(8)	Medicare visits per episode is calculated by dividing the total number of Medicare visits on completed episodes in the period by the total number of Medicare episodes completed in the period.

For 2007, Amedisys confirms its previous guidance that it expects net revenues will be in the range of $625 million to $650 million and diluted earnings per share, based on the Company’s estimate of 26.5 million shares outstanding will be in the range of $2.05 to $2.15. This guidance includes approximately 40 home health and 4 to 5 hospice start-ups but does not include any acquisitions. Capital expenditures are expected to be about two percent of revenue, plus approximately $5.2 million related to the deployment of our Point of Care system and approximately $3.2 million on our corporate headquarters.

On April 30, 2007, we issued a Form 8-K, which discussed the recent Notice of Proposed Rulemaking regarding the Home Health Prospective Payment System Refinement and Rate Update for Calendar Year 2008 by the Centers for Medicare and Medicaid Services.

To participate in the conference call, please dial 888-873-8496 (Domestic) or 973-935-8513 (International) a few minutes before 10:00 a.m. ET on Tuesday, May 1, 2007. A replay of the conference call will be available from 12:00 p.m. ET on May 1, 2007 until 12:00 p.m. ET on May 8, 2007. The replay dial in number is 877-519-4471 (Domestic) or 973-341-3080 (International). The replay pin number is 8718170.

The call will also be available on the Internet live and for seven days thereafter at the following:

http://www.videonewswire.com/event.asp?id=39373

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	March 31, 2007 (unaudited)	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$107,483	$84,221
Restricted cash	5,921	4,797
Patient accounts receivable, net	67,930	74,929
Prepaid expenses	5,091	4,133
Other current assets	3,887	11,125

Total current assets	190,312	179,205
Property and equipment, net	55,401	52,960
Goodwill	219,061	213,032
Intangible assets, net	12,741	12,733
Other assets, net	5,600	5,826

Total assets	$483,115	$463,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,916	$14,339
Accrued expenses	53,833	46,587
Obligations due Medicare	5,927	6,139
Current portion of long-term obligations	3,779	3,223
Current portion of deferred income taxes	8,280	11,630

Total current liabilities	82,735	81,918
Long-term obligations, less current portions	2,555	2,114
Deferred income taxes	12,057	10,781
Other long-term obligations	5,785	4,936

Total liabilities	103,132	99,749
Stockholders’ equity:
Common stock, $0.001 par value, 30,000,000 shares authorized; 25,992,248 and 25,902,210 shares issued at March 31, 2007 and December 31, 2006, respectively, and 25,888,084 and 25,798,723 shares outstanding at March 31, 2007 and December 31, 2006, respectively	26	26
Additional paid-in capital	282,638	279,553
Treasury stock at cost, 104,164 and 103,487 shares of common stock held at March 31, 2007 and December 31, 2006, respectively	(403)	(379)
Retained earnings	97,722	84,807

Total stockholders’ equity	379,983	364,007

Total liabilities and stockholders’ equity	$483,115	$463,756

AMEDISYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share data)

(Unaudited)

	For the three-month periods ended March 31,
	2007	2006
Net service revenue	$153,581	$127,187
Cost of service, excluding depreciation and amortization	67,034	55,770
General and administrative expenses:
Salaries and benefits	37,277	32,145
Non-cash compensation	731	596
Other	25,106	23,583
Depreciation and amortization	2,741	2,373

Operating expenses	132,889	114,467

Operating income	20,692	12,720
Other income (expense):
Interest income	956	206
Interest expense	(93)	(1,124)
Miscellaneous, net	155	100

Total other income (expense)	1,018	(818)

Income before income taxes	21,710	11,902
Income tax expense	8,445	4,618

Net income	$13,265	$7,284

Net income per common share:
Basic	$0.52	$0.34

Diluted	$0.51	$0.34

Weighted average shares outstanding:
Basic	25,634	21,203

Diluted	26,041	21,711

AMEDISYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	For the three-month periods ended March 31,
	2007	2006
Cash Flows from Operating Activities:
Net income	$13,265	$7,284
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,741	2,373
Provision for bad debts	2,552	2,009
Non-cash compensation expense	731	596
401(k) employer match expense	493	1,471
Loss (gain) on disposal of property and equipment	48	(9)
Deferred income taxes	(2,953)	—
Amortization of deferred debt issuance costs	—	121
Changes in assets and liabilities, net of impact of acquisitions:
Decrease (increase) in patient accounts receivable	4,599	(1,272)
Decrease (increase) in other current assets	6,280	(365)
Decrease (increase) in other assets	226	(891)
(Decrease) in accounts payable	(3,362)	(22,001)
Increase in accrued expenses	10,690	4,191
(Decrease) in other long-term obligations	(58)	—
(Decrease) in obligations due Medicare	(211)	(6)

Net cash provided by (used in) operating activities	35,041	(6,499)

Cash Flows from Investing Activities:
Proceeds from sales and maturities of short-term investments	34,200	—
Proceeds from the sale of property and equipment	16	49
Deposits into restricted cash	(1,124)	—
Acquisitions of businesses, net of cash acquired	(4,396)	(4,091)
Purchases of property and equipment	(7,232)	(4,676)
Purchases of short-term investments	(34,200)	—

Net cash (used in) investing activities	(12,736)	(8,718)

Cash Flows from Financing Activities:
Proceeds from issuance of stock upon exercise of stock options	1,010	458
Proceeds from issuance of stock to employee stock purchase plan	599	295
Tax benefit from stock option exercises	251	232
Proceeds from short-term revolving line of credit	—	10,000
Principal payments of long-term obligations	(903)	(3,523)

Net cash provided by financing activities	957	7,462
Net increase (decrease) in cash and cash equivalents	23,262	(7,755)
Cash and cash equivalents at beginning of period	84,221	17,231

Cash and cash equivalents at end of period	$107,483	$9,476

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$91	$1,051

Cash paid for 2005 payroll taxes under Hurricane Relief Act extended deadlines	$—	$18,773

Cash paid for income taxes, net of refunds received	$777	$874

Supplemental Disclosures of Non-Cash Financing and Investing Activities:
Notes payable issued for acquisitions	$1,900	$1,350